EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191916 on Form S-8 of our report dated March 12, 2014, relating to the consolidated financial statements of CatchMark Timber Trust, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of CatchMark Timber Trust, Inc. for the year ended December 31, 2013.

/S/ Deloitte & Touche LLP

Atlanta, GA
March 12, 2014